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                                                                     Exhibit 3.2


The first paragraph of Article Fifth of the Corporation's Restated Articles of Incorporation, as amended, shall read as follows:

        Fifth: the aggregate number of shares which the Corporation shall have authority to issue is 450,000,000 of which 50,000,000 shares shall be Preferred Stock, par value $1.00 per share, issuable in one or more series, and 400,000,000 shares shall be Common Stock, par value
        $0.50 per share.